Tidal Trust II 485BPOS

Exhibit 99(a)(v)(6)

PRIVATE INVESTMENT COMPANY

CUSTODIAN AGREEMENT

THIS AGREEMENT is made and entered into as of the date last written in the signature page, by and between Newfound RSST Cayman Subsidiary, an exempted company incorporated in the Cayman Islands with limited liability (the “Fund”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the Fund is a wholly owned subsidiary of the Return StackedTM U.S. Stocks & Managed Futures ETF;

WHEREAS, the Custodian is in the business of, among other things, providing custodial services to private investment companies;

WHEREAS, the Fund desires to retain the Custodian to act as custodian of its cash and securities; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

(a)	“Authorized Person” means any person authorized by the Fund, on the list attached hereto as Exhibit A (as amended from time to time), to give Written Instructions on behalf of the Fund. Such officer or person shall continue to be an Authorized Person until such time as the Custodian receives Written Instructions from the Fund or the Fund’s investment advisor or other agent that any such person is no longer an Authorized Person.

(b)	“Securities” shall include, without limitation, common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, bankers’ acceptances, mortgage-backed securities or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or any similar property or assets that the Custodian or its agents have the facilities to clear and service.

(c)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by the Custodian, or (ii) trade instructions transmitted by an Authorized Person by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered electronically or by hand, electronic mail or facsimile sending device.

Article 2

APPOINTMENT OF CUSTODIAN

The Fund hereby appoints the Custodian as custodian of certain Securities and cash owned by or in the possession of the Fund, on the terms and conditions set forth in this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of the Custodian shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Custodian hereunder.

Article 3

INSTRUCTIONS

(a)	Unless otherwise provided in this Agreement, the Custodian shall act only upon Written Instructions (which may be standing Written Instructions).

(b)	The Custodian shall be entitled to rely upon any Written Instruction it receives from an Authorized Person pursuant to this Agreement. The Custodian may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund or the Fund’s members, unless and until the Custodian receives Written Instructions to the contrary.

(c)	Where Written Instructions reasonably appear to have been received from an Authorized Person, the Custodian shall incur no liability to the Fund in acting upon such Written Instruction provided that the Custodian’s actions comply with the other provisions of this Agreement.

Article 4

NAMES, TITLES, AND SIGNATURES OF AUTHORIZED PERSONS

The Fund shall certify to the Custodian the names, titles, and signatures of Authorized Persons who are authorized to give Written Instructions to the Custodian on behalf of the Fund. The Fund agrees that, whenever any change in such authorization occurs, it will file with the Custodian a new certified list of names, titles, and signatures which shall be signed by at least one officer previously certified to the Custodian if such officer still holds an office with the Fund. The Custodian is authorized to rely and act upon the names, titles, and signatures of the individuals as they appear in the most recent certified list which has been delivered to the Custodian.

Article 5

RECEIPT AND DISBURSEMENT OF MONEY

Section 5.1      The Fund shall, from time to time, cause certain cash owned by the Fund to be delivered or paid to the Custodian, but the Custodian shall not be under any obligation or duty to determine whether all cash of the Fund is being so deposited or to take any action or to give any notice with respect to cash not so deposited. The Custodian agrees to hold such cash, together with any other sum collected or received by it, for or on behalf of the Fund (the “Fund Account”). The Custodian shall make payments of cash from the Fund Account only:

(a)	for bills, statements and other obligations of the Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by the Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors’ fees, transfer agents’ fees, brokerage commissions, compensation to personnel, and other operating expenses of the Fund) pursuant to Written Instructions from the Fund setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment;

(b)	as provided in Article 6 hereof; and

(c)	upon the termination of this Agreement.

Section 5.2      The Custodian is hereby appointed the attorney-in-fact of the Fund to enforce and collect all checks, drafts, or other orders for the payment of money received by the Custodian for the Fund Account and drawn to or to the order of the Fund and to deposit them in said account.

Article 6

RECEIPT OF SECURITIES

The Fund may, from time to time, place certain of its Securities in the custody of the Custodian. The Custodian shall have no obligations with respect to any Securities owned by the Fund but not so deposited in the Fund Account. The Custodian agrees to hold such Securities for the account of the Fund, in the name of the Fund or a bearer or nominee of the Custodian, and in conformity with the terms of this Agreement. The Custodian also agrees, upon Written Instructions from the Fund, to receive from persons other than the Fund and to hold for the account of the Fund Securities specified in said Written Instructions, and, if the same are in proper form, to cause payment to be made therefor to the persons from whom such Securities were received, from the funds of the Fund held by it in the Fund Account in the amounts provided and in the manner directed by the Written Instructions from the Fund.

The Custodian agrees that all Securities of the Fund placed in its custody shall be kept physically segregated at all times from those of any other person, firm, or corporation, and shall be held by the Custodian with all reasonable precautions for the safekeeping thereof, with safeguards substantially equivalent to those maintained by the Custodian for its own Securities.

Subject to such rules, regulations, and orders as the Securities and Exchange Commission (the “SEC”) may adopt, the Fund may direct the Custodian to deposit all or any part of the Securities owned by the Fund in a system for the central handling of Securities established by a national securities exchange or a national securities association registered with the SEC under the Securities Exchange Act of 1934, as amended, or such other person as may be permitted by the SEC, pursuant to which system all Securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such Securities, provided that all such deposits shall be subject to withdrawal only at the direction of the Fund.

Article 7

TRANSFER, EXCHANGE, AND DELIVERY OF SECURITIES

The Custodian agrees to transfer, exchange, and deliver Securities as provided in Article 8, or on receipt by it of, and in accordance with, Written Instructions from the Fund in which the Fund shall state specifically which of the following cases is covered thereby, provided that it shall not be the responsibility of the Custodian to determine the propriety or legality of any such order:

(a)	In the case of deliveries of Securities sold by the Fund, against receipt by the Custodian of the proceeds of sale and after receipt of a confirmation from a broker or dealer with respect to the transaction;

(b)	In the case of deliveries of Securities which may mature or be called, redeemed, retired, or otherwise become payable, against receipt by the Custodian of the sums payable thereon or against interim receipts or other proper delivery receipts;

(c)	In the case of deliveries of Securities which are to be transferred to and registered in the name of the Fund or of a nominee of the Custodian and delivered to the Custodian for the account of the Fund, against receipt by the Custodian of interim receipts or other proper delivery receipts;

(d)	In the case of deliveries of Securities to the issuer thereof, its transfer agent or other proper agent, or to any committee or other organization for exchange for other Securities to be delivered to the Custodian in connection with a reorganization or recapitalization of the issuer or any split-up or similar transaction involving such Securities, against receipt by the Custodian of such other Securities or against interim receipts or other proper delivery receipts;

(e)	In the case of deliveries of temporary certificates in exchange for permanent certificates, against receipt by the Custodian of such permanent certificates or against interim receipts or other proper delivery receipts;

(f)	In the case of deliveries of Securities upon conversion thereof into other Securities, against receipt by the Custodian of such other Securities or against interim receipts or other proper delivery receipts;

(g)	In the case of deliveries of Securities in exchange for other Securities (whether or not such transactions also involve the receipt or payment of cash), against receipt by the Custodian of such other Securities or against interim receipts or other proper delivery receipts;

(h)	In a case not covered by the preceding paragraphs of this Article, upon receipt of a Written Instruction from the Fund specifying the Securities and assets to be transferred, exchanged, or delivered, the purposes for which such delivery is being made, declaring such purposes to be proper corporate purposes, and naming a person or persons to whom such transfer, exchange, or delivery is to be made; and

(i)	In the case of deliveries pursuant to paragraphs (a), (b), (c), (d), (e), (f), and (g) above, the Written Instructions from the Fund shall direct that the proceeds of any Securities delivered, or Securities or other assets exchanged for or in lieu of Securities so delivered, are to be delivered to the Custodian.

Article 8

CUSTODIAN’S ACTS WITHOUT INSTRUCTIONS

Unless and until the Custodian receives contrary Written Instructions from the Fund, the Custodian shall, without order from the Fund:

(a)	Present for payment all bills, notes, checks, drafts, and similar items, and all coupons or other income items (except stock dividends), held or received for the account of the Fund, and which require presentation in the ordinary course of business, and credit such items to the Fund Account pursuant to the Custodian’s then current funds availability schedule, but the Custodian shall have no duty to take action to effect collection of any amount if the assets upon which such payment is due are in default or if payment is refused after due demand and presentation;

(b)	Present for payment all Securities which may mature or be called, redeemed, retired, or otherwise become payable and credit such items to the Fund Account pursuant to the Custodian’s then current funds availability schedule, but the Custodian shall have no duty to take action to effect collection of any amount if the assets upon which such payment is due are in default or if payment is refused after due demand and presentation;

(c)	Hold for and credit to the Fund Account all shares of stock and other Securities received as stock dividends or as the result of a stock split or otherwise from or on account of Securities of the Fund, and notify the Fund promptly of the receipt of such items;

(d)	Deposit any cash received by it from, for or on behalf of the Fund to the credit of the Fund in the Fund Account (in its own deposit department without liability for interest);

(e)	Charge against the Fund Account for Fund disbursements authorized to be made by the Custodian hereunder and actually made by it, and notify the Fund of such charges at least once a month;

(f)	Deliver Securities which are to be transferred to and reissued in the name of the Fund, or of a nominee of the Custodian for the account of the Fund, and temporary certificates which are to be exchanged for permanent certificates, to a proper transfer agent for such purpose against interim receipts or other proper delivery receipts; and

(g)	Hold for disposition in accordance with Written Instructions from the Fund hereunder all options, rights, and similar Securities which may be received by the Custodian and which are issued with respect to any Securities held by it hereunder, and notify the Fund promptly of the receipt of such items.

Article 9

DELIVERY OF PROXIES

The Custodian shall deliver promptly to the Fund all proxies, written notices, and communications with respect to Securities held by it for the account of the Fund which it may receive from securities issuers or obligors and/or via the industry standard information services to which Custodian subscribes.

Article 10

TRANSFER OF SECURITIES

The Fund shall furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer any Securities which it may hold for the Fund. For the purpose of facilitating the handling of Securities, unless the Fund shall otherwise direct by Written Instructions, the Custodian is authorized to hold Securities deposited with it under this Agreement in the name of its registered nominee or nominees (as defined in the Internal Revenue Code and any Regulations of the United States Treasury Department issued thereunder or in any provision of any subsequent federal tax law exempting such transaction from liability for stock transfer taxes) and shall execute and deliver such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. The Custodian shall advise the Fund of the certificate number of each certificate so presented for transfer and that of the certificate received in exchange therefor, and shall use its best efforts to the end that the specific Securities held by it hereunder shall be at all times identifiable.

Article 11

TRANSFER TAXES AND OTHER DISBURSEMENTS

The Fund shall pay or reimburse the Custodian for any transfer taxes payable upon transfers of Securities made hereunder, including transfers incident to the termination of this Agreement, and for all other necessary and proper disbursements and expenses made or incurred by the Custodian in the performance or incident to the termination of this Agreement, and the Custodian shall have a lien upon any cash or Securities held by it for the account of the Fund for all such items, enforceable, after 60 days’ written notice by registered mail to the Fund, by the sale of sufficient Securities to satisfy such lien. The Custodian may reimburse itself by deducting from the proceeds of any sale of Securities an amount sufficient to pay any transfer taxes payable upon the transfer of Securities sold. The Custodian shall execute such certificates in connection with Securities delivered to it under this Agreement as may be required, under the provisions of any federal revenue act and any Regulations of the Treasury Department issued thereunder or any state laws, to exempt from taxation any transfers and/or deliveries of any such Securities as may qualify for such exemption.

Article 12

CUSTODIAN’S REPORT

The Custodian shall furnish the Fund, as of the close of business on the last business day of each month, a statement showing all cash transactions and entries for the Fund Account and a list of the Securities held by it in custody for the account of the Fund.

Article 13

SEGREGATED ACCOUNTS

Upon receipt of Proper Instructions, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or Securities, including Securities maintained in a Depository Account:

(a)	in accordance with the provisions of any agreement among the Fund, the Custodian and a registered broker-dealer or member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

(b)	for purposes of segregating cash or Securities in connection with securities options purchased or written by the Fund or in connection with financial futures contracts (or options thereon) purchased or sold by the Fund;

(c)	which constitute collateral for loans of Securities made by the Fund;

(d)	for other proper corporate purposes, but only upon receipt of Proper Instructions, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

Each segregated account established under this Article shall be established and maintained for one Fund only. All Proper Instructions relating to a segregated account shall specify the Fund.

Article 14

COMPENSATION OF CUSTODIAN

The Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Custodian shall also be compensated for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Custodian in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify the Custodian in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

Article 15

REPRESENTATIONS AND WARRANTIES

Section 15.1                Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Custodian, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(d)	The assets of the Fund, including the Securities and cash held by the Custodian pursuant to the terms of this Agreement, do not constitute “plan assets” (as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which are subject to ERISA or Section 4975 of the Internal Revenue Code.

Section 15.2        Representations and Warranties of the Custodian. The Custodian hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	This Agreement has been duly authorized, executed and delivered by the Custodian in accordance with all requisite action and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Article 16

STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 16.1        Standard of Care. The Custodian shall exercise reasonable care in the performance of its duties under this Agreement. The Custodian shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond the Custodian’s control, except a loss arising out of or relating to the Custodian’s refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Custodian shall promptly notify the Fund of any action taken or omitted by the Custodian pursuant to advice of counsel.

Section 16.2        Actual Collection Required. The Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to the Fund or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receive such cash or collect on such instrument.

Section 16.3        No Responsibility for Title, etc. So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

Section 16.4        Limitation on Duty to Collect. Custodian shall not be required to enforce collection, by legal means or otherwise, of any money or property due and payable with respect to Securities held for the Fund if such Securities are in default or payment is not made after due demand or presentation.

Section 16.5        Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by it and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Written Instructions actually received by it pursuant to this Agreement.

Section 16.6        Indemnification by Fund. The Fund shall indemnify and hold harmless the Custodian from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) that the Custodian may sustain or incur or that may be asserted against the Custodian by any person arising directly or indirectly (a) from any action taken or omitted to be taken by the Custodian (i) at the request or direction of or in reliance on the advice of the Fund, or (ii) upon Written Instructions, or (b) from the performance of its obligations under this Agreement, provided that the Custodian shall not be indemnified and held harmless from and against any such claim, demand, loss, expense or liability arising out of or relating to its refusal or failure to comply with the terms of this Agreement, or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Custodian” shall include the Custodian’s directors, officers and employees.

Section 16.7        Indemnification by Custodian. The Custodian shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by the Custodian as a result of the Custodian’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.

Section 16.8        Security. If the Custodian advances cash or Securities to the Fund for any purpose, or in the event that the Custodian incurs, in connection with its performance under this Agreement, any claim, demand, loss, expense or liability (including reasonable attorneys’ fees) (except such as may arise from its bad faith, gross negligence or willful misconduct), then, in any such event, any property at any time held for the account of the Fund shall be security therefor, and should the Fund fail promptly to repay or indemnify the Custodian, the Custodian shall be entitled to utilize available cash of such Fund and to dispose of other assets of such Fund to the extent necessary to obtain reimbursement or indemnification.

Section 16.9        Miscellaneous.

(a)	Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

(b)	In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, the Custodian shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. The Custodian will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of the Custodian. The Custodian agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect the Custodian’s premises and operating capabilities at any time during regular business hours of the Custodian, upon reasonable notice to the Custodian. Moreover, the Custodian shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of the Custodian relating to the services provided by the Custodian under this Agreement. Notwithstanding the above, the Custodian reserves the right to reprocess and correct administrative errors at its own expense.

(c)	In order that the indemnification provisions contained in this Article shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

(d)	The indemnity and defense provisions of this Article shall indefinitely survive the termination and/or assignment of this Agreement.

Article 17

CUSTODIAN’S LIABILITY FOR PROCEEDS OF SECURITIES SOLD

If the mode of payment for Securities to be delivered by the Custodian is not specified in the Written Instructions from the Fund directing such delivery, the Custodian shall make delivery of such Securities against receipt by it of cash, a postal money order or a check drawn by a bank, trust company, or other banking institution, or by a broker named in such Written Instructions from the Fund, for the amount the Custodian is directed to receive. The Custodian shall be liable for the proceeds of any delivery of Securities made pursuant to this Article, but provided that it has complied with the provisions of this Article, only to the extent that such proceeds are actually received.

Article 18

PROPRIETARY AND CONFIDENTIAL INFORMATION

The Custodian agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential investors thereof (and clients of said investors) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to the receipt thereof from the Fund or its agent, shall not be subject to this paragraph. Further, the Custodian will adhere to any privacy policies adopted by the Fund.

The Fund agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Custodian, all non-public information relative to the Custodian (including, without limitation, information regarding the Custodian’s pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by the Custodian, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Custodian. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from the Custodian, shall not be subject to this paragraph.

Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of the Custodian as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) the Custodian shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

Article 19

RECORDS

The books and records pertaining to the Fund, which are in the possession or under the control of the Custodian, shall be the property of the Fund. The Custodian shall keep such books and records in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Fund. The Fund and Authorized Persons shall have reasonable access to such books and records at all times during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or to an Authorized Person, at the Fund’s expense.

Article 20

TERM OF AGREEMENT; AMENDMENT

This Agreement shall become effective as of the date last written in the signature page and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the Custodian and the Fund.

Article 21

DUTIES IN THE EVENT OF TERMINATION

Upon termination of this Agreement, the assets of the Fund held by the Custodian shall be delivered by the Custodian to a successor custodian upon receipt of Written Instructions designating the successor custodian and if no successor custodian is designated, the Custodian shall, upon such termination, deliver all such assets to the Fund. In addition, the Custodian shall transfer to such successor custodian or to the Fund, as the case may be, at the expense of the Fund, all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which the Custodian has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor or the Fund, as the case may be.

Article 22

CLASS ACTIONS

The Custodian shall use its best efforts to identify and file claims for the Fund involving any class action litigation that impacts any security the Fund may have held during the class period. The Fund agrees that the Custodian may file such claims on its behalf and understands that it may be waiving and/or releasing certain rights to make claims or otherwise pursue class action defendants who settle their claims. Further, the Fund acknowledges that there is no guarantee these claims will result in any payment or partial payment of potential class action proceeds and that the timing of such payment, if any, is uncertain.

However, the Fund may instruct the Custodian to distribute class action notices and other relevant documentation to the Fund or its designee and, if it so elects, will relieve the Custodian from any and all liability and responsibility for filing class action claims on behalf of the Fund.

Article 23

MISCELLANEOUS

(a)	Compliance with Laws. In the performance of its duties hereunder, the Custodian undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Custodian hereunder. Except as specifically set forth herein, the Custodian assumes no responsibility for such compliance by the Fund.

The Fund shall immediately notify the Custodian if there is a material change to the investment strategy of any Fund or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction, that materially impacts the operations of the Fund or any Fund or the services provided under this Agreement.

(b)	Assignment. This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

(c)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles.

(d)	No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

(e)	Services Not Exclusive. Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

(f)	Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(g)	Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Custodian shall be sent to:

U.S. Bank N.A.

U.S. Bank Tower
425 Walnut Street, Cincinnati,

OH 45202 | CN-OH-W6TC

Attn: Global Fund Custody Support Services

Phone: 513.632.2443

Fax: 844.206.1025

and

Notice to the Fund shall be sent to:

Newfound RSST Cayman Subsidiary

c/o Tidal Trust II

234 W. Florida Street

Suite 203

Milwaukee, WI 53204

Attn: Chairman

(h)	Multiple Originals. This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

Newfound RSST Cayman Subsidiary

By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	CFO
Date:	8/23/2023

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gregory Farley
Name:	Gregory Farley
Title:	Senior Vice President
Date:	8/23/2023

EXHIBIT A

List of Authorized Persons

Name	Title

A-1

EXHIBIT B

Custodian Compensation

Base Fee for Domestic Custody Services

Custody Fees are waived for this agreement and will be handled under the Tidal ETF Trust II fee agreement.

B-1

Shareholder Communications Act Authorization

NAME OF FUND: Newfound RSST Cayman Subsidiary

The Shareholder Communications Act of 1985 requires banks and trust companies to make an effort to permit direct communication between a company which issues securities and the shareholder who votes those securities.

Unless you specifically require us to NOT release your name and address to requesting companies, we are required by law to disclose your name and address.

Your “yes” or “no” to disclosure will apply to all U.S. securities Custodian holds for you now and in the future, unless you change your mind and notify us in writing. A “no” election may prevent Custodian from obtaining, on your behalf, the most favorable tax rate for American Depository Receipts (ADRs) held in your account.

X Yes	U.S. Bank is authorized to provide my name, address and security position to requesting companies whose stock is owned by me.

_____ No	U.S. Bank is NOT authorized to provide my name, address and security position to requesting companies whose stock is owned by me.

Signature:	/s/ Dan Carlson

Date:	8/23/2023

C-1